Exhibit 99.1
Contact: Amber Wallace
Senior Vice President, Marketing
330-702-8427 Office
330-720-6441 Mobile

FARMERS NATIONAL BANC CORP. ANNOUNCES
ELECTION AND RETIREMENT OF BOARD MEMBERS
Canfield, April 29,2011 - Farmers National Banc Corp. (OTCBB: FMNB), holding company for the Farmers National Bank of Canfield, is pleased to announce today that the Company’s Shareholders elected Gregory C. Bestic, CPA, as an independent Non-Executive Director for Farmers National Banc Corp. and Farmers National Bank of Canfield, effective immediately. Mr. Bestic fills the vacancy on the Board created by the recent retirement of Mr. Joseph D. Lane.
After 12 years of dedicated service, Mr. Joseph D. Lane announced his retirement from the Board of Directors effective April 28, 2011. Mr. Lane has been a valued member of the Board since 1999. He most recently served as a member of the Corporate Governance and Nominating Committee, Board Loan Committee and Audit Committee. Mr. Lane is the President and CEO of Lane Funeral Home and Lane Life Paramedics Ambulatory Services. He is also a Partner in the law firm of Lane & Rusu Co. L.P.A. Mr. Lane has made a significant impact on the bank by helping to craft and implement a vision for the future of Farmers National Banc Corp. In addition, a representative from the Lane family has served on the Farmers National Banc Corp. Board for the past 46 years, beginning in 1965.
Gregory C. Bestic, CPA, Cr.FA, DABFA, currently serves as Managing Principal with Schroedel, Scullin & Bestic, LLC Certified Public Accountants and Strategic Advisors (Canfield, Ohio).
Mr. Bestic is a Certified Public Accountant (CPA), a Certified Forensic Accountant (Cr.FA), a Diplomat of the American Board of Forensic Accounting and a Fellow of the American College of Forensic Examiners Institute. In 2003, Mr. Bestic became the first in the state of Ohio to earn the advanced credential of Cr.FA, which required rigorous testing in expert witness, law and fraud. He has over 34 years of public accounting experience, with a concentrated emphasis in business operations consulting. He is also a distinguished speaker and has presented lectures for various organizations including Sears, Roebuck and Company, Youngstown State University, National City Bank, Key Bank and the Trumbull County Bar Association. Mr. Bestic is a member of both the Youngstown-Warren Regional and Salem Chambers of Commerce, serves on the Board of Directors of Salem Community Hospital and is a member of the Salem Golf Club.
“Greg Bestic’s election to the Board will add significant value to our organization,” stated Ron Wertz, Lead Independent Director and Chairman of the Corporate Governance and Nominating Committee. “Greg offers a unique blend of accounting, financial expertise, business planning and customer service to the Director role that he has assumed. These attributes will make an enormous impact as Farmers continues to implement revenue growth strategies that will ultimately improve shareholder value,” stated Wertz.

Mr. Bestic is a graduate of Chaney High School and Youngstown State University earning a Bachelor of Science degree in Business Administration. He has been married to his wife, Karen, for 31 years. They have two sons, Adam and Aaron, both of Streetsboro, Ohio. Mr. Bestic and his wife reside in Canfield, Ohio.
Farmers National Bank is the Mahoning Valley’s leading community bank, with over $1 Billion in assets. With 17 locations, two Trust offices and a loan production office located throughout Trumbull, Mahoning, Columbiana and Stark counties, Farmers offers a full array of financial services to include Farmers National Investments, Farmers Trust Company and Farmers National Insurance.
Founded in 1887, Farmers has been community-minded and committed to the Valley for over 122 years. Throughout the recent financial crisis, Farmers has shown great strength by continuing rock-solid business and lending practices that help the individuals and businesses in our communities thrive and survive.
For years to come, Farmers National Bank will continue to strive for innovative solutions for our customers, associates, shareholders and the community.
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